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                                                                     Exhibit 5.1

[Letterhead of Oppenheimer Wolff & Donnelly LLP]

December 4, 2000

The Toro Company
8111 Lyndale Avenue South
Bloomington, Minnesota  55420

Re: Registration Statement on Form S-3, filed December 4, 2000

Ladies and Gentlemen:

We have acted as counsel to The Toro Company (the "Company") in connection with the above referenced Registration Statement on Form S-3 ("Registration Statement"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of the resale of up to 27,757 shares of Toro's currently issued and outstanding common stock, $1.00 par value ("Shares") to be sold by the selling stockholder, as defined in the Registration Statement. Each of such Shares includes one associated Preferred Stock Purchase Right (a "Right").

In acting as counsel for the Company and arriving at the opinions expressed below we have examined (i) the proposed Registration Statement on Form S-3, (ii) the Rights Agreement between the Company and Wells Fargo Bank Minnesota, National Association (f.k.a. Norwest Bank Minnesota, National Association), as Rights Agent, dated as of May 20, 1998 ("Rights Agreement"), (iii) the Option Agreement and Plan of Merger as described in the Registration Statement, (iv) certain resolutions of the Company's Board of Directors relating to the Option Agreement and Plan of Merger and to the issuance and sale and resale of the Shares and such other documents, corporate records and instruments and such laws and regulations as we have considered relevant for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable, and that one Right adheres to each Share.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP
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Oppenheimer Wolff & Donnelly LLP